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ROFIN-SINAR TECHNOLOGIES INC.
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- PRESS RELEASE -

Investor Contacts:		Media Contacts:
Katharina Manok	Bill Fiske / Rajeev Kumar	Mike Pascale / Neil Maitland
ROFIN-SINAR	Georgeson	Abernathy MacGregor
011-49-40-733-63-4256	201-222-4250 / 201-222-4226	212-371-5999
- or -	BFiske@georgeson.com	mmp@abmac.com
734-416-0206	RKumar@georgeson.com	nam@abmac.com

ROFIN-SINAR COMMENTS ON DIRECTOR NOMINATIONS
FROM SILVERARROW CAPITAL ADVISORS

Nominations Follow SilverArrow’s Rejection of ROFIN’s Reasonable Settlement Offer, Which Would Have Prevented Costly and Unnecessary Proxy Contest

ROFIN Continues to Successfully Execute on Its Strategic Plan, Under Leadership of Current Board and Management Team

Plymouth, MI / Hamburg, Germany, January 14, 2016 - ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI) (“ROFIN” or “the Company”), one of the world's leading developers and manufacturers of high-performance laser beam sources, laser-based system solutions and components, received formal notice on January 12, 2016, from SilverArrow Capital Advisors, LLP (“SilverArrow”) that it has nominated three candidates to stand for election to ROFIN’s Board of Directors at the Company's 2016 Annual Meeting of Stockholders and intends to propose certain stockholder proposals regarding corporate governance at the annual meeting.

As previously announced, SilverArrow rejected a good faith settlement offer from the Company, which included a position on the Board for one of SilverArrow’s nominees. On January 5, 2016, ROFIN issued an open letter to stockholders expressing disappointment in SilverArrow’s outright rejection of the Company’s settlement offer and unreasonable “take-it-or-leave it” counteroffer, effectively cutting off discussions of a possible settlement.

“We are highly disappointed by SilverArrow’s decision to pursue its short-term interests through a self-serving proxy fight to the detriment of ROFIN and its other stockholders,” said Dr. Peter Wirth, Chairman of the Board of Directors. “We have engaged in good faith discussions with SilverArrow to reach a settlement and offered to appoint one of SilverArrow’s director candidates. Our independent Nominating Committee has conducted a thorough evaluation of all three of SilverArrow’s candidates: Mr. Gebhard Rainer, Mr. Jordan Kovler and Mr. Thomas Limberger. The Nominating Committee believes only one candidate, Mr. Rainer, could be an effective contributor to the Board. The other candidates were determined to be unsuitable for a number of reasons, including in the case of Mr. Kovler, his lack of relevant business and Board experience and, in the case of Mr. Limberger, his track record of stockholder value destruction in the two most recent public companies for which he served as CEO, and reported questionable business decisions and practices.”

“After a number of discussions and communications over the past several months with SilverArrow, it is evident that SilverArrow lacks a firm grasp of our industry, our business and the benefits to stockholders of our strategic plan. Based on these discussions and SilverArrow’s recent press release regarding its director nominations, it is clear that SilverArrow has continued to mischaracterize the Company’s performance. Clearly, under the direction of our Board of Directors, ROFIN is on the right path to enhance value for all stockholders,” Dr. Wirth concluded.

SilverArrow’s Slate of Nominees is Unqualified to Serve on ROFIN’s Board of Directors

ROFIN’s Nominating Committee, all of whom are independent directors, evaluates director candidates on an ongoing basis, using a thorough process to identify potential directors who will enhance the Company’s ability to generate stockholder value. The process generally includes a review of historical experiences, an assessment of skill sets, a review of written responses to questions posed, in-person and telephonic discussions, and extensive background and reference checks on a proposed candidate. The Committee carefully reviewed SilverArrow’s three candidates in accordance with this process and found only one, Mr. Rainer, qualified for a position on ROFIN’s Board. ROFIN’s settlement offer to SilverArrow included the appointment of Mr. Rainer to the Company’s Board of Directors.

The Nominating Committee found SilverArrow’s two other candidates, Mr. Limberger and Mr. Kovler, to be unsuitable for appointment to the Board for numerous reasons, including:

•
The evaluation of Mr. Limberger uncovered a track record of stockholder value destruction during his short tenures as CEO of OC Oerlikon Management AG and Von Roll Holding AG, Mr. Limberger’s two most recent employments prior to his association with SilverArrow. At both companies, Mr. Limberger oversaw debt-fueled acquisition sprees that supported short-term financial targets but destroyed value over the longer term. The short-term and temporary improvements in share price achieved at Oerlikon dissipated rapidly, and Oerlikon’s share price decreased 89% over the two years following Mr. Limberger’s dismissal as CEO. Von Roll saw a decline in share price of approximately 54%, compared to a decline of approximately 23% for the Switzerland SPI, during Mr. Limberger's tenure as CEO. Mr. Limberger's tenure at Von Roll was also characterized by weak sales growth and significant margin contraction. The positive growth early in his tenure appears to have been largely driven by existing momentum and acquisitions; in fact, the final two years of Mr. Limberger’s tenure in 2009 and 2010 saw a cumulative sales decrease of approximately 22%.

Mr. Limberger's leadership track record is also dogged by reports of misuse of company funds, high turnover of senior executives, excessive executive pay and a Swiss Stock Exchange investigation reportedly into his share dealings. Mr. Limberger did not provide professional references from his most recent prior employers, despite repeated requests from the Nominating Committee. Instead he provided contact details for his apparent step-father and the head of the German American Hall of Fame in New York City. Contact details for two other personal references were not current and, despite multiple requests, Mr. Limberger refused to provide current information for those references. Information on Mr. Limberger ascertained through the Nominating Committee’s background investigations, discussions with Mr. Limberger’s former business colleagues, discrepancies in Mr. Limberger’s resume regarding his business achievements, and a review of the performance of the companies Mr. Limberger led, were further causes for significant concern. The Nominating Committee also noted that Mr. Limberger's experience in running industrial companies does not extend to the highly technical and specialized field of industrial lasers, where his experience appears to be cursory at best. In addition, during the five years of SilverArrow’s operation, there is no record of any active public company ownership or track record of nominating directors to the Board of U.S. public companies.

Some of these findings may best be captured in a 2015 retrospective on the troubles of Von Roll in the magazine, Bilanz. In the publication, Mr. Limberger is dubbed "Kapitän des Untergangs" (loosely translated as the "Captain of Doom"). It said the value of the company “had halved” during his time in charge, while revenue “stagnated” and the debts mounted up.

•
Mr. Kovler completely lacks any relevant experience that could effectively contribute to the Board’s effort to increase stockholder value. Mr. Kovler has no leadership or relevant Board experience and no apparent industry knowledge. In fact, since graduating college in 2001, Mr. Kovler’s only work experience has been in the fundraising department for two years at a small not-for-profit entity, and working for 12 years at the same proxy solicitation firm that is currently advising SilverArrow, until a few months ago. In addition, serious concerns were raised about Mr. Kovler’s character and lack of judgment as the result of an adverse public court record from 2012 that includes a probation terminated only last month.

SilverArrow Does Not Understand ROFIN’s Business

ROFIN does not believe that SilverArrow’s interests are aligned with the long-term interests of the Company and the Company’s objective to create sustainable value for all stockholders. In addition, by making a number of factually incorrect statements about ROFIN’s business, financial results and operating performance, SilverArrow has demonstrated that it does not fully understand ROFIN’s business or long-term opportunity. SilverArrow has proposed strategic initiatives that the Company has already begun to implement earlier in 2015 or before, such as consolidating entities and sites and implementing lean manufacturing, or that have been analyzed but determined not to be in the best interests of stockholders, such as pursuing medical applications in the near term, which would require an entirely new manufacturing infrastructure, regulatory approvals and sales force.

Business matters that are contrary to SilverArrow’s claims include:

•
ROFIN was one of the first laser manufacturers to identify and invest in the high-power fiber laser segment, entering the segment in 2007. Through its aggressive internal product development efforts and successful track record of acquiring innovation through strategic acquisitions, ROFIN has assembled one of the most complete high-power fiber laser portfolios. This extensive product portfolio positions the Company well against its peers in the industry. SilverArrow inaccurately states that ROFIN entered this market segment late in its growth stage.

•
ROFIN’s growth trajectory is improving and compares favorably to the market, contrary to SilverArrow’s assertions. The industrial materials processing laser market is estimated to have grown 5% in 2015.[1] In FY 2015, ROFIN’s net sales increased 7% year over year on a constant currency basis.

•
ROFIN is well positioned in what are expected to be higher growth regions of the world, with significant footprints and strong local management teams that understand each market in which the Company operates. In FY 2015, ROFIN generated 45%, 34% and 21% of its direct sales from Europe, Asia and North America, respectively. Many OEM customers integrate ROFIN’s laser sources and ship them to Asia, which means direct sales figures understate the Company’s geographic diversity and Asian market penetration. ROFIN has had a presence in Asia since 1985, and currently has approximately 330 employees in the region, equivalent to approximately 15% of its workforce. ROFIN’s North America presence includes almost 400 employees, equivalent to about 18% of its workforce. SilverArrow mischaracterizes ROFIN’s presence in the Asian and North American markets that are expected to be higher-growth markets over the long term.

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1 Source: Industrial Laser Solutions (1/2015) & Strategies Unlimited; Data for revenues with industrial laser units only

•
ROFIN addresses the $1.1 billion industrial fiber laser market.[2] SilverArrow incorrectly characterizes ROFIN’s addressable market as the total fiber laser market (approximately $3.2 billion), which includes additional laser applications outside the industrial sector.

ROFIN is on the Right Path to Enhance Value for All Stockholders

“Over the last several years, ROFIN’s leadership team undertook a sustained strategic effort and made significant investments to capitalize on rapid technological change in our industry and position the Company for long-term growth and profitability, and we have begun to reap the benefits from these investments,” continued Dr. Peter Wirth. “With an expanded product portfolio and more efficient, lower-cost manufacturing capabilities, ROFIN is positioned to create long-term sustainable value for all the Company’s stockholders. At the same time, we have added new skills and perspectives to the Board of Directors, added new executive leadership at the Company, and reinforced the alignment of the Company’s interests with stockholder interests. ROFIN intends to continue executing on our growth strategy, even as we take the steps required to manage an unnecessary and distracting proxy contest.”

•
ROFIN has established a leadership position in the industrial laser market because of its early entry into and significant investment in the high-growth high-power fiber laser and ultrashort pulse laser (“USPL”) segments. ROFIN has also built a leading global presence in the industrial laser market, providing access to both established and emerging key markets around the world.

•
ROFIN is capitalizing on its strong market position by investing in fiber lasers and USPLs that have high growth potential in the long term. ROFIN’s growing fiber laser and USPL businesses are supported by a stable classical laser business that generates significant recurring revenue at attractive margins. ROFIN has invested heavily in R&D in recent years, with R&D expense as a proportion of sales increasing from 6.4% in FY11 to 8.7% in FY14, and is now positioned to benefit from this period of increased investment. The Company has established a strong portfolio of intellectual property that is an important competitive advantage and a driver of future growth. SilverArrow’s plan to further cut R&D would provide a short-term boost to margins but damage ROFIN’s longer-term value creation.

The Company’s most recent results for FY15 demonstrate the potential of its long-term growth strategy. Growth was driven by high-power fiber laser unit sales that increased by approximately 75% year over year and USPL revenue that increased almost 40% year over year. This helped the Company achieve an increase in earnings per share of 64% year over year.

•
ROFIN has successfully expanded its profit margins and continues to drive cost-efficiency and cost reduction to further enhance profitability. Improved product designs, vertical integration, lean manufacturing and economies of scale from higher volumes in high-power fiber lasers and new products such as USPLs enabled ROFIN to achieve a gross margin of 40% in Q4 FY15, up from 37% in Q4 FY14.

The Company also initiated a streamlining process in February 2015, prior to any communications with SilverArrow, which is expected to deliver an additional $5 million of cost savings in FY16. This includes aligning operations and continuing to consolidate business locations. ROFIN continues to evaluate further cost saving initiatives to improve margins and increase stockholder returns.

______________________
2 Source: Industrial Laser Solutions (1/2015) & Strategies Unlimited; Data for revenues with industrial laser units only

•
ROFIN supports the creation of stockholder value through a balanced approach to capital allocation and, in addition to investing in organic growth opportunities and M&A, has committed to returning significant capital to stockholders. In November 2015, the Board authorized a share buyback of up to $50 million of ROFIN’s common stock to be executed in the subsequent 18 months. This is the Company’s fifth announced buyback program over the past 9 years, with a total of approximately $220 million of combined repurchases (assuming the entire $50 million currently authorized is completed).

ROFIN’s Current Board is Best Placed to Enhance Long-Term Stockholder Value

The Company’s current Board composition provides the right combination of experience, backgrounds, qualifications and oversight to effectively fulfill its responsibilities and enhance stockholder value. The Board is active and engaged, and combines deep industry knowledge with a diversity of professional experiences growing public companies similar to ROFIN, for the benefit of its stockholders.

•
The ROFIN Board includes eight highly qualified directors, a majority of whom are independent directors, separate CEO and Chairman roles and a Lead Independent Director. All members of the Nominating, Audit and Compensation Committees are outside, independent directors.

•
Recently, ROFIN enhanced its Board of Directors with the appointment of Jenifer Bunis, a 30-year veteran of the industrial laser sector, who underwent the Nominating Committee’s extensive director review procedures after being identified as a potential Board candidate in early 2015. ROFIN benefits from Ms. Bunis’ significant laser experience and particular expertise in the areas of business development, strategic partnerships and M&A. ROFIN supports diversity within the Company, including the Board, which it believes is important to its stockholders and other constituents and best positions ROFIN for long-term success.

•	The Board remains open to adding additional directors with the knowledge, experience, character, judgment and skills that can enhance its ability to deliver value to all stockholders.

The Company’s Board will present its recommended slate of director nominees in ROFIN’s definitive proxy statement and other materials, including the Company's proxy card, to be filed with the Securities and Exchange Commission and mailed to all stockholders eligible to vote at the 2016 Annual Meeting of Stockholders. ROFIN stockholders are not required to take any action at this time.

Greenhill & Co., LLC is serving as financial advisor to ROFIN, and Norton Rose Fulbright US LLP acts as legal advisor.

About ROFIN

With 40 years of experience, ROFIN-SINAR Technologies is a leading developer, designer and manufacturer of lasers and laser-based system solutions for industrial material processing applications. The Company focuses on developing key innovative technologies and advanced production methods for a wide variety of industrial applications based on a broad scope of technologies. The product portfolio ranges from single laser-beam sources to highly complex systems, covering all of the key laser technologies such as solid-state, fiber, ultrashort pulse and CO2 lasers, as well as diode lasers, and the entire power spectrum, from single-digit watts up to multi-kilowatts, as well as a comprehensive spectrum of wavelengths or pulse durations and an extensive range of laser components. ROFIN-SINAR Technologies has its operational headquarters in Plymouth, Michigan, and Hamburg, Germany, and maintains production facilities in the US, Germany, UK, Sweden, Finland, Switzerland, Singapore and China. ROFIN currently has more than 55,000 laser units installed worldwide and serves more than 4,000 customers. The Company’s shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN

US7750431022. ROFIN is part of the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index. Additional information is available on the Company's home page: www.rofin.com.

Important Additional Information
The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Company’s 2016 Annual Meeting of Stockholders. The Company intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from the Company’s stockholders. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the Company’s 2016 Annual Meeting of Stockholders. Information regarding the direct and indirect beneficial ownership of the Company’s directors and executive officers in the Company’s securities is included in their SEC filings on Forms 3, 4 and 5, and additional information can also be found in the Company’s Annual Report on Form 10-K for the year ended September 30, 2015, filed with the SEC on November 30, 2015, and our other filings with the SEC. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.rofin.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target,” “future,” “continue,” “anticipate,” “believe,” “estimate,” “expect,” “strategy,” “likely,” “may,” “should” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding future plans, events or performance, including guidance relating to revenues and earnings per share; expected operating results, such as revenue growth and earnings; expected seasonal impact; current or future volatility in the exchange rates and future economic conditions; anticipated levels of capital expenditures, including for corporate actions such as share buybacks; expectations of our long-term financial prospects, margin and cash flow expansion; and our strategy for growth, product portfolio development, market position, financial results and reserves.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: downturns in the machine tool, automotive, semiconductor, electronics, photovoltaic, and medical device industries which may have, in the future, a material adverse effect on our sales and profitability; the ability of our OEM customers to incorporate our laser products into their systems; the impact of exchange rate fluctuations, which may be significant because a substantial portion of our operations is located in non-US countries; the level of competition and our ability of to compete in the markets for our products; our ability to develop new and enhanced products to meet market demand or to adequately utilize our existing technology; third party infringement of our proprietary technology or third party claims against us for the infringement or misappropriation of proprietary rights; the scope of patent protection that we are able to obtain or maintain; competing technologies that are similar to or that serve the same uses as our technology; our ability to efficiently manage the risks associated with our international operations; risks associated with recent changes in our senior management personnel; any adverse impact to us resulting from the announcement or implementation of any one or more of our cost reduction programs; the worldwide economic environment, including specifically but not limited to in Asia; the distraction to management and costs resulting from an actual or threatened proxy contest; any changes in our board as a result of a proxy contest; and such other factors as discussed throughout Part I, Item 1A. Risk Factors and Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended September 30, 2015. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.